EXHIBIT 10.2

May 6, 2015

Mr. Gavin Hattersley
400 Clayton Street
Denver CO 80206

Dear Gavin:

I would like to confirm the terms of your key compensation components as agreed to by the board of MillerCoors,LLC (“MillerCoors”") in connection with your assignment as the interim President and Chief Executive Officer of MillerCoors, which you will assume as of July 1, 2015. As we have discussed, you will remain Chief Financial Officer of Molson Coors Brewing Company (“Molson Coors”) during this interim assignment.

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Monthly MillerCoors Retainer. You will receive an additional USD $30,000 per month during the period of the assignment. This amount will be paid by Molson Coors and reimbursed to Molson Coors by MillerCoors, and will be payable pursuant to Molson Coors' normal payroll procedures. There will be no changes to your MCIP or LTIP targets as a result of the assignment.

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T&E and Housing. MillerCoors will provide you with a company credit card and otherwise reimburse you for all necessary travel and entertainment expenses arising as a result of the assignment, including any costs for your spouse. For the term of the assignment, MillerCoors will provide you and your spouse with short-term housing or otherwise reimburse you for hotel costs in the Chicago area.

We are in the process of having the Compensation and Human Resources Committee formally approve this, which we anticipate shortly.

Please let me know if you have any additional questions.

Best Regards,

/s/ Mark Hunter
Mark Hunter

cc: Sam Walker